Exhibit 99.1
January 31, 2008

TO:	All Stockholders
(Individually Addressed)

SUBJECT:	Report for the Month
At the Bank
Dividend for the Fourth Quarter of 2007 Declared at 8.40%
I am pleased to report that at their January 17, 2008 meeting, our Board of Directors approved a cash dividend for the fourth quarter of 2007 at the rate of 8.40% (annualized). The Home Loan Bank’s dividend rate for the third quarter was 8.05%. The dollar amount of the fourth quarter dividend was approximately $94 million. The dividend was distributed to member lenders on January 31, 2008.
The average rate for dividends paid on the basis of stock ownership in 2007 was 7.86%, and the total cash dividend paid for these four quarters was approximately $309 million. And for the year, the Bank earned $323.1 million, the highest earnings in the history of the Home Loan Bank, up 13.3% from the $285.2 million earned in 2006.
FHLBNY members have enjoyed a fair return on their investments over the years with a strong dividend of 8.4% in the fourth quarter of 2007. During the past four years, the FHLBNY’s quarterly dividend averaged 5.29%.

Report from the President
January 31, 2008

Net income for the quarter ended December 31, 2007, was $96.0 million, an increase of 36.7% compared with $70.3 million for the same period in 2006. Net interest income increased $18.6 million, or 14.4%, to $147.8 million for the quarter, up from $129.2 million for the same period in 2006. This increase in net interest income was due primarily to strong advance demand from our community member lenders as well as a favorable funding environment.
At the close of business on December 31, 2007, total assets were $109.7 billion compared to $81.7 billion at year-end 2006. Advances were up to $82.1 billion, compared with $59 billion at year-end 2006, and represented 74.8% of total assets. During the third and fourth quarters of 2007, advances balances increased dramatically as a result of a liquidity shortage that affected the U.S. banking system; during this period, a number of our member lenders looked to the Home Loan Bank for assured, low cost liquidity.
We all know that past performance is never a guarantee of future results. These are very challenging times for our economy and the volatility we are seeing in the credit markets is without precedent. Our earnings are very dependent on the cost of funding our business which in turn is dependent on investors’ appetite for yield and the length of time they are willing to invest. These market conditions are having an effect on all borrowers, including Government Sponsored Enterprises like us. We will continue to work hard to produce good returns for our stockholders. However, the upward dividend trend shown in the preceding graph cannot be counted on in these difficult times.
The Board of Directors ratified the funding of 104 affordable housing projects in the two 2007 Affordable Housing Program (AHP) funding rounds. A total of $42,526,576 was awarded to these projects, and, as a result, 4,970 new affordable housing units will be created in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. These 104 successful public/private AHP partnerships are expected to generate almost $895 million in total expenditures, producing housing and jobs.
The audit of our 2007 financials is underway, and the enclosed unaudited statements are subject to change until the audit is completed.
The Home Loan Bank achieved solid financial results in 2007. The Bank maintained a risk/reward profile that generated sustainable and consistent earnings. We continued to follow our low-risk, conservative approach to investing while remaining a mission-focused, advances-oriented Home Loan Bank.

Report from the President
January 31, 2008

Looking Ahead
We expect that the national economy will continue to experience the fall out and disruption caused by the subprime mortgage fiasco. But during this dark storm, we also expect that there will continue to be a bright, solid sector in the financial service industry: our national network of community bankers. The reason for this strength is simple: time tested traditional banking. Community lenders know their communities, perform due diligence, rigorously underwrite loans, provide suitable home mortgages, and have access to the Federal Home Loan Bank System for reliable liquidity. And to be clear on this point, the Home Loan Banks can tap the credit markets at competitive prices primarily due to the solid mortgages produced by our member community lenders.
The Board and management of the Bank are fully committed to maintaining a strong bank that can meet the liquidity and community investment needs of our members — in all lending seasons.
In 2008, we will continue to fulfill our public mission of advancing housing opportunity and local community development by maximizing the capacity of our community-based member-lenders to serve their markets.
Sincerely,
Alfred A. DelliBovi
President
Enclosure
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

FEDERAL HOME LOAN BANK OF NEW YORK

Statements of Condition (thousands)	(Unaudited)

	As of December 31
	2007	2006

ASSETS

Cash and due from banks	$7,909	$38,850
Interest-bearing deposits	10,696,687	5,591,077
Federal funds sold	4,381,000	3,661,000
Available-for-sale securities	13,187
Held-to-maturity securities	10,284,754	11,251,097
Advances (includes FAS133 valuation adjustment)	82,089,667	59,012,394
Mortgage loans net of allowance for credit losses	1,491,628	1,483,419
Loans to other FHLBanks	55,000
Accrued interest receivable	562,323	406,123
Premises, software and equipment, net	13,154	11,107
Derivative assets	70,278	224,775
Other assets	17,004	23,145

TOTAL ASSETS	$109,682,591	$81,702,987

LIABILITIES AND CAPITAL

Liabilities
Deposits and borrowings:
Demand deposits
Demand	$1,588,635	$2,185,528
Cash Collateral	41,300	124,000
Term	16,900	80,000

Total deposits and borrowings	1,646,835	2,389,528

Consolidated obligations, net:
Bonds	66,325,817	62,042,675
Discount notes	34,791,570	12,191,553

Total consolidated obligations	101,117,387	74,234,228

Mandatorily redeemable capital stock	238,596	109,950

Accrued interest payable	655,870	735,215
Affordable Housing Program	119,052	101,898
Payable to REFCORP	23,998	17,476
Derivative liabilities	1,069,742	107,615
Other liabilities	60,521	102,684

Total liabilities	104,932,001	77,798,594

Capital

Capital Stock	4,367,970	3,546,253
Unrestricted retained earnings	418,295	368,688
Accumulated other comprehensive income/(loss):
Net unrealized gains (losses) on AFS Securities	(373)
Net unrealized gains (losses) on hedging activities	(30,215)	(4,763)
Minimum liability pension plans	(5,087)	(5,785)

Total capital	4,750,590	3,904,393

TOTAL LIABILITIES AND CAPITAL	$109,682,591	$81,702,987

FEDERAL HOME LOAN BANK OF NEW YORK

Statements of Income (thousands)	(Unaudited)

	Three months ended		Twelve months ended
	December 31		December 31

	2007	2006	2007	2006

Interest income
Advances	$1,025,252	$871,437	$3,495,312	$3,302,174
Interest-bearing deposits	139,639	73,652	411,647	300,499
Federal funds sold	47,584	52,987	192,845	145,420
Held-to-maturity securities	143,738	157,573	596,761	580,002
Mortgage loans held-for-portfolio	19,587	19,344	78,937	76,111
Other	1	2	3	40

Total interest income	1,375,801	1,174,995	4,775,505	4,404,246

Interest expense
Consolidated obligations-bonds	818,305	823,667	3,215,560	2,944,241
Consolidated obligations-discount notes	384,397	194,267	937,534	901,978
Deposits	19,497	24,809	106,777	81,442
Mandatorily redeemable capital stock	5,128	1,936	11,732	3,144
Cash collateral held and other borrowings	651	1,081	4,515	3,324

Total interest expense	1,227,979	1,045,760	4,276,118	3,934,129

Net interest income before provision for credit losses	147,822	129,235	499,387	470,117

Provision for credit losses on mortgage loans	—	—	40	11

Net interest income after provision for credit losses	147,822	129,235	499,347	470,106

Other income (loss)
Service fees	798	827	3,324	3,368
Net realized and unrealized gain (loss) on derivatives and hedging activities	4,912	4,001	18,356	9,676
Losses from extinguishment of debt and other	(3,670)	(19,533)	(8,180)	(26,283)

Total other income (loss)	2,040	(14,705)	13,500	(13,239)

Other expenses
Operating	17,126	17,095	66,568	63,203
Finance Board and Office of Finance	1,473	1,577	5,194	5,139

Total other expenses	18,599	18,672	71,762	68,342

Income before assessments	131,263	95,858	441,085	388,525

Affordable Housing Program	11,235	8,016	37,204	32,031
REFCORP	23,998	17,566	80,776	71,299

Total assessments	35,233	25,582	117,980	103,330

Net income	$96,030	$70,276	$323,105	$285,195